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                                                                     EXHIBIT 4.5


                           GENEVA STEEL HOLDINGS CORP.
                             2001 STOCK OPTION PLAN



        1. PURPOSE. The Geneva Steel Holdings Corp. 2001 Stock Option Plan (the "Option Plan") is adopted under the Third Amended Plan of Reorganization of Geneva Steel Company, as modified.

        2. TYPES OF AWARDS. Awards under the Option Plan are limited to options ("Stock Options") to purchase common stock, $.01 par value per share ("Stock"), of Geneva Steel Holdings Corp. (the "Company").

        3. ADMINISTRATION.

                3.1. The Option Plan shall be administered by the Compensation Committee of the Company's Board of Directors (the "Board") or such other committee of directors as the Board designates (the "Committee"). The Committee shall consist of not less than two directors neither of whom is an employee of the Company or a subsidiary or affiliate of the Company (a "Related Company"). The members of the Committee shall serve at the pleasure of the Board.

                3.2. The Committee shall have the following authority under the Option Plan: to grant Stock Options to persons eligible to receive them under the Option Plan; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Option Plan as it shall deem advisable; to interpret the terms and provisions of the Option Plan; and otherwise to supervise the administration of the Option Plan.

                3.3. Awards granted under this Option Plan shall be evidenced by a written agreement between the Company and the award recipient.

        4. STOCK SUBJECT TO THE OPTION PLAN.

                4.1. The total number of shares of Stock with respect to which Stock Options may be granted under this Option Plan shall be 418,349, subject to adjustment as provided below and the related option agreement. Such shares may consist of authorized but unissued shares or treasury shares.

                4.2. In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, stock split, spin-oft split-up, split-off distribution of assets or other change in corporate structure affecting the Stock, a substitution or adjustment, as determined by the Committee under this Option Plan and the related option agreement, shall be made in the aggregate number of shares reserved for issuance under the Option Plan, the number and type of shares subject to outstanding awards and the amounts to be paid by award holders or the Company, as the case may be, with respect to outstanding awards provided that no such adjustment shall increase the aggregate value of any outstanding award.


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        5. ELIGIBILITY

                5.1. Each of Joseph A. Cannon, Ken C. Johnsen, Tim Clark, Carl
E. Ramnitz, Dennis Wanlass and Marcus Phillips are the sole participants under the Option Plan.

        6. STOCK OPTIONS

                6.1. The Stock Options granted under the Option Plan shall be non-qualified stock options (i.e., shall not constitute incentive stock options qualifying under section 422 of the Internal Revenue Code), and shall be granted in satisfaction of the Company's obligations pursuant to Section 6.12 of the Third Amended Plan of Reorganization of Geneva Steel Company, as modified.

                6.2. Subject to the following provisions, Stock Options awarded under the Option Plan shall be in such form and shall have such terms and conditions as is provided in the related option agreement:

                        (a) Option Price. The option price per share of Stock purchasable under a Stock Option shall be $2.0359.

                        (b) Option Term. The term of each Stock Option shall expire ten (10) years from the date each Stock Option becomes exercisable, subject to earlier expiration upon termination of the optionee's employment for "cause" (as defined below).

                        (c) Exercisability. Stock Options shall become exercisable with respect to twenty-five percent (25%) of the number of shares subject to the option upon the date of grant, and with respect to an additional twenty-five percent (25%) on each of the first three anniversaries of the date of grant, provided the option shall be exercisable in full upon the death or disability of the optionee, upon a "Change of Control" of the Company (as defined in the Term Loan Agreement, dated as of January 3, 2001, among Geneva Steel LLC, as borrower, Citicorp USA, Inc., as agent on behalf of the lenders thereto, and the other lenders named therein), or upon a termination of the optionee's employment with the Company other than for "cause". For purposes of this Section 6.2(c), a termination of optionee's employment shall mean (i) a discharge from employment, (ii) a reduction in compensation, (iii) the assignment of the optionee to duties inconsistent in any material respect with the optionee's position, authority, duties or responsibilities, or (iv) requiring optionee to be based at any office or location that is over seventy-five (75) miles from Vineyard, Utah; and "cause" shall be deemed to exist where (v) optionee is convicted of a felony, a crime involving moral turpitude, or a crime involving the Company or any Related Company (other than pursuant to actions taken at the direction of or with the approval of the Board or of the board of directors or managers, as applicable, of any Related Company), (vi) the Company has made a good-faith determination that the optionee has engaged in (A) willful misconduct, (B) willful or gross negligence, (C) fraud, (D) misappropriation, or (E) embezzlement in the performance of his duties, or (vii) optionee has willfully and repeatedly failed to discharge his duties as an employee of the Company or a Related Company. The Committee may waive such exercise provisions or accelerate the exercisability of the Stock Option at any time in whole or in part.



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                (d) Method of Exercise. Stock Options may be exercised in whole or in part at any time during the option period by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment of the purchase price. Payment of the purchase price shall be made in the discretion of optionee, (i) in cash (including cash equivalents), (ii) by delivery of shares of Stock already owned by the optionee for at least six (6) months, (iii) by a broker-assisted "cashless exercise" effected in accordance with rules adopted by the Committee and reasonably acceptable to optionee or (iv) any combination of the foregoing.

                (e) No Stockholder Rights. An optionee shall not have rights to dividends or other rights of a stockholder with respect to shares subject to a Stock Option until the optionee has given written notice of exercise and has paid for such shares.

                (f) Surrender Rights. The Committee may provide that Stock Options may be surrendered for cash upon any terms and conditions set by the Committee.

                (g) Transferability of Options. (i) Options and all other rights thereunder may be assigned or transferred for consideration by an optionee one time only. After such transfer for consideration, Stock Options and all other rights thereunder shall not be further transferable or assignable. Stock Options may be exercised or surrendered during the optionee's lifetime only by him or his guardian or legal representative. The estate of a deceased holder of a Stock Option may be permitted to exercise such Stock Option.

                (ii) Notwithstanding the foregoing, the Committee may in the applicable option certificate or at any time after the date of grant by an instrument amending terms provided for in the option certificate provide that Stock Options may be transferred by a holder without consideration, subject to such rules as the Committee may adopt consistent with the terms of the applicable option certificate to preserve the purposes of the Option Plan, to;

                         (A) any person who is a "family member" of the holder,
                             as such term is used in the instructions to Form S-8 (collectively, the "Immediate Family Members");

                         (B) a trust solely for the benefit of the holder and
                             his or her Immediate Family Members;

                         (C) a partnership or limited liability company whose
                             only partners or shareholders are the holder and his or her Immediate Family Members; or

                         (D) any other transferee as may be approved either (a)
                             by the Board of Directors or the Committee in its sole discretion, or (b) as provided in the terms of the applicable option certificate;

(each transferee described in sections g (i) and in clauses (A),(B),(C), and (D) above is hereinafter referred to as a "Permitted Transferee"); PROVIDED that the holder gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the holder in writing that such a transfer would comply with the requirements of the Plan and the terms of any applicable option certificate.

                (iii) The terms of any Stock Option transferred in accordance with sections g (i) and g (ii) shall apply to the Permitted Transferee and any reference in the Option Plan or in an option certificate to a holder shall be deemed to refer to the Permitted Transferee, except that (a) Permitted Tranferees shall not be entitled to transfer any Stock Options, other than by will or the laws of descent and distribution; (b) Permitted Transferees shall not be entitled to exercise any transferred Stock Options unless there shall be in effect a registration statement on an appropriate form covering the shares to be acquired pursuant to the exercise of such Stock Option if the Committee determines, consistent with the terms of any applicable option certificate, that such a registration statement is necessary or appropriate, (c) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the holder under the Option Plan or otherwise, and
(d) the consequences of termination of the holder's employment by, or services to, the Company or a Related Company under the terms of the Option Plan and the applicable option certificate shall continue to be applied with respect to the holder, following which the Stock Options shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Option Plan and the terms of the applicable option certificate.

                (h) Termination of Service. Following the termination of an optionee's service with the Company or a Related Company, the Stock Option shall continue to be exercisable to the extent provided in the related option agreement.



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        7. LOANS.

                The Committee may provide that the Company shall make, or arrange for, a loan or loans with respect to the exercise of any Stock Option awarded under the Plan or with respect to any taxes arising from an award hereunder; provided, however, that the Company shall not loan more than the sum of (i) the excess of the purchase or exercise price of an award over the par value of any shares of Stock awarded plus (ii) the amount of any taxes arising from such award. The Committee shall have full authority to decide whether a loan will be made hereunder and to determine the amount, term and provisions of any such loan, including the interest rate to be charged, whether the loan will be with or without recourse against the borrower, any security for the loan, the terms on which the loan is to be repaid and the conditions, if any, under which the loan may be forgiven.

        8. TAX WITHHOLDING.

                8.1. Each optionee shall, no later than the date as of which the value of an award first becomes includable in such person's gross income for applicable tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Option Plan shall be conditional on such payment or arrangements, and the Company (and, where applicable, any Related Company), shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the employee.

                8.2. To the extent permitted by the Committee, and subject to such terms and conditions as the Committee may provide, an employee may elect to have the withholding tax obligation, or any additional tax obligation with respect to any awards hereunder, satisfied by (i) having the Company withhold shares of Stock otherwise deliverable to such person with respect to the award or (ii) delivering to the Company shares of unrestricted Stock previously owned by the person for at least six (6) months.

        9. AMENDMENTS AND TERMINATION. The Board may amend the Option Plan from time to time, provided no amendment of the Option Plan shall adversely affect any Stock Option previously granted without the optionee's written consent.

        10. GENERAL PROVISIONS.

                10.1. Each award under the Option Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body or (iii) an agreement by the recipient of an award with respect to the disposition of Stock is necessary or desirable (in connection with any requirement or interpretation of any federal or state securities law, rule or regulation) as a condition of, or in connection with, the granting of such award or the issuance, purchase or delivery of Stock thereunder, such award shall not be granted or exercised, in whole or in part, unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.



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                10.2. Nothing set forth in this Option Plan shall prevent the
Board from adopting other or additional compensation arrangements.

                10.3. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Option Plan, and all members of the Board or the Committee and all officers or employees of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

        11. EFFECTIVE DATE OF THE OPTION PLAN. The Option Plan shall be effective as of January 3, 2001.



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